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                                                                   EXHIBIT 10.16

December 14, 2000


Ron Moritz
3757 Starr King Circle
Palo Alto, CA  94306

Dear Ron:

This letter confirms the terms of your departure from Symantec Corporation ("Symantec").

1. Termination Date. Your employment will end on January 2, 2001 (the "Termination Date").

2. Vesting of Shares. You currently hold option(s) to purchase certain shares of Symantec's Common Stock. You have until ninety days after the Termination Date in which to exercise your vested options.

3. Acknowledgment of Payment of Wages. We shall provide to you on the Termination Date a final paycheck, which shall include all accrued wages, salary, bonuses, reimbursable expenses, accrued but unused vacation pay and any similar payments due and owing to you from Symantec as of the Termination Date. You acknowledge that Symantec does not owe you any other amounts.

4. COBRA Coverage. Symantec will pay for continuation of your health insurance coverage pursuant to the terms and conditions of COBRA through March 28, 2001. You have the option, at your own expense, to extend the health insurance coverage currently provided by Symantec for a period of 18 months from the Termination Date. You have 60 days from the Termination Date to notify Symantec in writing of your election to so continue your continuation coverage.

5. Payment. It has been agreed that you will receive a final severance payment. Your severance payment is determined by your position, salary, and your length of service calculated through January 2, 2001. Based on your hire date February 23, 2000, your severance payment will be $55,385, less taxes withheld. This represents 12 weeks of pay. This additional pay, and the payment for benefits under paragraph 4 above, are in addition to any amounts due you from Symantec and are given as consideration for the release set forth below. All normal withholding and deductions will be applied.

6. Return of Company Property. You may retain the laptop computer now in your possession, including accessories, as well as the HP printer and fax machine as part of this agreement. In addition, you may continue use of the company car through January 31, 2001, at which time it must be returned. You hereby represent and warrant to Symantec that on or before January 2, 2001 you will return to Symantec any and all other property or data of Symantec of any type whatsoever that may have been in your possession or control, provided that to the extent you have been permitted to purchase any Symantec equipment, you need not return that if it has been paid for in full on or before the Termination Date.

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7.   Confidential Information. You hereby acknowledge that you are bound by the attached employee agreement, that as a result of your employment with Symantec you have had access to the Confidential Information (as defined in such agreement) of the Company, that you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You further confirm that on or before January 2, 2001 you will deliver to Symantec all documents and data of any nature containing or pertaining to such Confidential Information and that you will not take with you any such documents or data or any reproduction thereof.

8. Waiver of Claims. The payments and agreements set forth in this Agreement are in full satisfaction of any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with Symantec or your termination of employment. You hereby release and waive any and all claims, that you may have against the Company, including without limitation claims for any additional compensation or benefits arising out of the termination of your employment and any claims for any additional stock or stock options. It is understood that this release is not intended to extend to claims, such as workers compensation, that by law may not be waived.

You hereby expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

9. Non disparagement. You agree that you will not disparage Symantec or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement.

10. Legal and Equitable Remedies. You agree that Symantec shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Symantec may have at law or in equity for breach of this Agreement.

11. Attorney's Fees. If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

12. Confidentiality: The contents, terms and conditions of this Agreement shall be kept confidential by you and shall not be disclosed except to your attorneys or pursuant to subpoena or court order. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

13. No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code
Section 1152 and/or any other state or Federal provisions of similar effect.

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14.  Entire Agreement: This Agreement constitutes the entire agreement between you and Symantec with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Symantec nor its agents or attorneys, have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

15. Modification: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, duly executed by authorized representatives of each of the Parties hereto.

This release will be effective on the eighth (8th) day after you sign it. If this letter and the attached employee agreement accurately sets forth the terms of your separation from the Company, please sign the attached copy and employee agreement and return it to the undersigned.

Very truly yours,
Symantec Corporation

By:
Rebecca Ranninger
Sr. Vice President, Human Resources


READ, UNDERSTOOD AND AGREED

Signature
Ron Moritz

Dated: January 2, 2001